Exhibit (l)
Initial Capital Agreement
[                    ], 2008
Board of Trustees of
Federal Life Trust
3750 West Deerfield Road
Riverwoods, Illinois 60015
Ladies and Gentlemen:
In order to provide Federal Life Trust (the “Trust”) with the initial capital required pursuant to Section 14 of the Investment Company Act of 1940, as amended, the undersigned hereby subscribes for [                    ] shares of beneficial interest, no par value, of the Federal Life Fixed Income Portfolio, a series of the Trust, and [                    ] shares of beneficial interest, no par value, of the Federal Life Equity Portfolio, a series of the Trust, in each case at $[                    ] per share for an aggregate purchase price of $100,000.
The undersigned represents and agrees that it is purchasing these shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, as amended, nor with any present intention of distributing or selling such shares.

Very truly yours, Federal Life Insurance Company (Mutual)
By:
William S. Austin
President and Chief Operating Officer

Confirmed and Accepted:

Federal Life Trust

By:	William S. Austin
Trustee